LIMA PERU, September 1, 2005

Freshwater Technologies Inc.
Distributor Agreement

This Agreement is between Freshwater Latin, S.A. represented by Rloando Choso Esquivel and Freshwater Technologies, Inc. represented by D. Brian Robertson.

1. Distributor agrees to represent supplier in Peru for all of suppliers' potable water treatment products including U.V., ozone and reverse osmosis products and commercial water activation units (ELCE).
2. Supplier agrees to offer all the necessary Technical assistance required to distributor. Distributor agrees to train appropriate staff technically on all products.
3. Distributor/supplier agree to negotiate competitive market prices on all products.
4. Either party can cancel this agreement on six months' notice.

	D Brian Robertson
Freshwater Latin, S.A.	Freshwater Technologies, Inc.
Rolando Choso Esquivel	D. Brian Robertson